EXHIBIT 99.1

MIDWAY RECEIVES FIRST BANK FUNDS FOR PAN GOLD PROJECT
MINING OPERATIONS CONTINUE TO RAMP UP

DENVER, CO – December 1, 2014 – Midway Gold Corp. (TSX and NYSE-MKT: MDW) (the “Company” or “Midway”) today announces that it has made an initial draw of $18 million on the project finance facility that was closed July 21, 2014 with Commonwealth Bank of Australia (“CBA”). The receipts will be used to fund construction obligations and mining operations at the Pan Gold Mine in eastern Nevada. Pan is in the late stages of construction with the first gold pour currently scheduled for late January 2015.

Midway’s President and CEO, Ken Brunk, stated, “I would like to express our thanks to CBA and our shareholders for placing their faith in the team here at Midway. That faith, expressed through the placement of debt and equity for the timely completion of Pan will enable Midway Gold to enter the realm of gold producers in Nevada at a time when the ability to raise either debt or equity for mining projects is a serious industry challenge.

The total capital expenditure for Pan construction is estimated at $76 million. We have spent approximately $55 million to date on construction as of November 30. We anticipate spending an additional $21 million for completion of construction and an additional $8 million for mining operations and other working capital items, net of revenue credits, until the project is expected to generate cash flow in March 2015. We have experienced significant reductions in initial capital requirements by eliminating a Midway-owned mining fleet, employing run of mine leaching at South Pan and by diligent cost reduction efforts at the project level as well as at the corporate level. We have accomplished these items while still progressing Pan to production and advancing our second project, Gold Rock, through the permitting process.

Recent updates to our leach pad-stacking plan have resulted in a slightly lower working capital requirement for the project in 2015. The project finance facility has therefore been reduced from $45 million to $43 million while the $10 million cost overrun facility will remain in place to fund any cost overruns during construction and start-up of operations.

Our mining contractor at Pan began mining activities in September and is currently building up to a target mining rate of 60,000 tons per day (ore and waste). We expect to begin irrigation of the leach pad in mid-December to achieve our target for a late January gold pour. We believe we are positioned for an exciting 2015 as Midway becomes Nevada’s next gold producer.”

December 1, 2014

About Midway Gold Corp.
Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments.

Midway Gold Corp.
Jaime Wells, 720-979-0900
Investor Relations
jwells@midwaygold.com
www.midwaygold.com

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans, timing of gold pour, anticipated gold production, anticipated reductions in future costs and capital needs, cost to complete construction of the Pan Mine, targeted mining rates, schedule for beginning leach-pad irrigation, milestones, construction schedule, operational and other statements, estimates or expectations. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate”, “target” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements.  There can be no assurances that the conditions precedent to make additional draws on the project debt package will be met or we will make additional draws on the project debt package even if we complete the conditions precedent. Other risks, uncertainties and factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, potential delay of material deliveries, ability to meet debt covenants and obligations, risks related to fluctuations in gold prices; uncertainties related to raising financing in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; ability to meet loan and financing covenants in the future; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.